CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10) AND REPLACED WITH [***]. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Exhibit 10.6

[SECOND]1 AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This [Second]2 Amended and Restated Employment Agreement (“Agreement”) is made between Bicara Therapeutics Inc., a Delaware corporation (the “Company”), and [Name] (the “Executive”), and is effective commencing on [   ] (the “Effective Date”). Except with respect to the Equity Documents and Restrictive Covenants Agreement (both as defined below) and subject to Section 11 below, this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation (i) the employment agreement between the Executive and the Company dated [   ], [as amended by the First Amendment to Employment Agreement dated [   ],and the Amended and Restated Employment Agreement dated [   ]]3 (collectively, the “Prior Agreements”), and (ii) any other offer letter, employment agreement or severance agreement.

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Employment.

(a) Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b) Position and Duties. The Executive shall serve as the [Title] of the Company and shall have such powers and duties as may from time to time be prescribed by [the Board of Directors (the “Board”) of the Company]4 [the Chief Executive Officer (the “CEO”)]5. [In addition, the Company shall cause the Executive to be nominated for election to the Board and to be recommended to the stockholders for election to the Board as long as the Executive remains the [Chief Executive Officer of the Company (the “CEO”)][President and Chief Operating Officer”], provided that the Executive shall be deemed to have resigned from the Board and from any related positions upon ceasing to serve as [Title] for any reason.]6 The

1 For CEO, COO/President, CFO, and Chief Legal Officer

2 For CEO, COO/President, CFO, and Chief Legal Officer

3 Include relevant agreements

4 For CEO and COO/President

5 For CFO, CMO, and Chief Legal Officer

6 For CEO and COO/President

Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company.

(c) Work Location. [The Executive’s primary work location will be the Company’s headquarters, currently located in Boston, MA; provided that the Executive may be required to travel for business from time to time, consistent with business needs.]7 [The Executive will work remotely from his home office in Colorado and travel to the Company’s headquarters, currently located in Boston, MA, for at least one week every four to six weeks, for approximately fifty (50) days per calendar year. Additional travel to other locations may be required from time to time, consistent with business needs. The Company shall reimburse Executive for all travel costs with respect to Executive’s Company related travel including travel to the Company’s headquarters; provided that the Executive will not be reimbursed for commuting expenses.]8

2.  Compensation and Related Matters.

(a) Base Salary. As of the Effective Date, the Executive’s base salary shall be paid at the rate of $     per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The annual base salary in effect at any given time is referred to herein as the “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.

(b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s target annual incentive compensation commencing on the Effective Date shall be   percent of the Executive’s Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as otherwise provided herein, as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in the applicable incentive compensation plan, the Executive must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its U.S. executive officers. [Executive shall be entitled to business class level travel for all trips for which the air or train component meets or exceeds a

7 For CEO, COO/President, CFO, and Chief Legal Officer

8 For CMO

three (3) hour time period. The Company shall pay for key cancer organization memberships and current professional licensing fees, which shall not exceed the amount of $5,000 per calendar year without prior written consent from the CEO.]9

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s U.S. employee benefit plans in effect from time to time, subject to the terms of such plans.

(e) Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for U.S. executives, as may be in effect from time to time [; provided however, if the Company changes its vacation policy to a defined paid time off policy, the Executive will be entitled to not less than twenty (25) days paid vacation in addition to any sick leave. The Executive shall be entitled to paid sick time in accordance with applicable law and the applicable policies of the Company in effect from time to time].10

(f) Equity. The equity awards held by the Executive shall continue to be governed by the terms and conditions of the applicable equity incentive plan(s) of the Company and the applicable award agreement(s)[, including the Option Agreement dated    ]11 (collectively, the “Equity Documents”). The Executive may also be eligible to receive future equity awards, in the sole discretion of the Board or the Compensation Committee. Notwithstanding anything to the contrary in the Equity Documents or any other applicable option agreement or stock-based award agreement, in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in either case during the Change in Control Period (as such terms are defined below), then all time-based stock options and other time-based stock-based awards held by the Executive that are subject solely to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the Date of Termination (as defined below).

3.  Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the

9 For CMO

10 For CMO

11 For CMO

request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Company or its designee, any of the following:

(i) the conviction of or plea of no contest to (a) any felony or (b) other crime involving the Company or the Company’s assets or intellectual property;

(ii) the continued failure (other than as a result of incapacity due to mental or physical impairment) to substantially perform the Executive’s duties hereunder, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure in reasonably sufficient detail;

(iii) a conviction or plea of no contest for the unlawful use or possession of illegal drugs;

(iv) an act of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its affiliates;

(v) any breach of fiduciary duty to the Company or its stockholders under applicable law;

(vi) a breach by the Executive of any of the provisions contained in Section 8 of this Agreement or the Restrictive Covenants Agreement (as defined below);

(vii) a material violation by the Executive of any of the Company’s written employment policies; or

(viii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i) a material diminution in the Executive’s responsibilities, authority or duties;

(ii) a material diminution in the Executive’s Base Salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii) a material change in the geographic location at which the Executive is required to regularly provide services to the Company (which shall mean more than fifty (50) miles from Executive’s principal residence as of such change); or

(iv) a material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

(i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;

(iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and

(v) the Executive terminates employment within 60 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.  Matters Related to Termination.

(a) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); (iii) if the Date of Termination occurs after the completion of a calendar year but prior to the payment of annual bonuses for such year, the Company will pay the Executive the bonus amount that the Executive otherwise would have earned if the Executive remained employed on the date of payment, as determined in the sole discretion of the Board or Compensation Committee, to be paid on the date that the Company’s other executives receive their annual bonuses, which shall be no later than March 15 of the calendar year in which the Date of Termination occurs (the “Prior Year Bonus”); and (iv) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”). In addition, if the Executive’s employment with the Company is terminated due to the Executive’s death under Section 3(a) or the Executive’s disability under Section 3(b), then subject to the Company’s attainment of the applicable preestablished performance goals for the calendar year in which the Date of Termination occurs, if any, a pro rata portion of the Target Bonus which would have been earned by the Executive with respect to such calendar year, based upon the number of days the Executive was employed with the Company during such calendar year, will be paid on the date that the Company’s other executives receive their annual bonuses, which in any event will be no later than March 15 of the year following the year in which the Date of Termination occurs (the “Termination Year Bonus”).

(d) Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the

Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

5.  Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), in each case outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities that shall not release the Executive’s rights under this Agreement, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), a non-disparagement provision, and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement, and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement”), and (ii) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement), which shall include a seven (7) business or calendar day revocation period:

(a) the Company shall pay the Executive an amount equal to the Executive’s Base Salary (the “Severance Amount”); and

(b) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 5(a), shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.  Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is within the Change in Control Period. These provisions shall terminate and be of no further force or effect after the Change in Control Period.

(a) If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs within the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement by the Executive and the Separation Agreement becoming fully effective, all within the time frame set forth in the Separation Agreement but in no event more than 60 days after the Date of Termination:

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher);

(ii) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and

(iii) in the event of a Specified Transaction (as defined below), in lieu of payment under Section 6(a)(i), the Company shall pay the Executive [A]12 a lump sum in cash in an amount equal to [1.5 X the sum of (1) Executive’s then-current Base Salary]13

12 For CEO and COO/President

13 For CEO and COO/President

[(1) the Executive’s then-current Base Salary]14 (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) and (2) the Executive’s Target Bonus[; and (B) the company-sponsored COBRA coverage under Section 6(a)(ii) shall be extended up to eighteen (18) months following the Executive’s Date of Termination].15 To be clear, this Section 6(a)(iii) shall apply in lieu of, and expressly supersede, Section 6(a)(i), and in no event shall the Executive be entitled to payments under both Sections 6(a)(i) and (iii).

The amounts payable under Sections 6(a)(i) or (iii), as applicable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive

14 For CFO, CMO, and Chief Legal Officer

15 For CEO and COO/President

shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Agreement:

(i) “Change in Control” shall mean a “Sale Event” as defined in the Company’s 2024 Stock Option and Grant Plan, as amended from time to time.

(ii) “Change in Control Period” shall mean the period beginning on the date of the first event constituting a Change in Control and ending on the 12 month anniversary of the first event constituting a Change in Control; provided that in the event of a Specified Transaction (as defined below) the Change in Control Period shall include the three (3) months immediately before the date of the first event constituting a Change in Control.

(iii) “Specified Transaction” shall mean a Change in Control that results in net proceeds to the Company equal to or greater than [***].

7.    Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.  Continuing Obligations.

(a) Restrictive Covenants Agreement. The Executive acknowledges and agrees that the Invention Assignment, Non-Disclosure and Business Protection Agreement attached hereto as Exhibit A (the “Restrictive Covenants Agreement”) [and the “Notice of Covenant Not to Solicit Customers” describing the post-employment customer non-solicit covenant contained in the Restrictive Covenants Agreement]16 remains in full force and effect. For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” For the avoidance of doubt, all restrictive covenants obligations are

16 For CMO

supplemental to one another, and in the event of any conflict between restrictive covenants obligations, the most restrictive provision that is enforceable shall govern. In the event the Executive is entitled to both payments pursuant to the Restrictive Covenants Agreement and severance payments pursuant to Section 5 or Section 6 of this Agreement, then the severance payments pursuant to Section 5 or Section 6 of this Agreement will be reduced by the amount the Executive is paid pursuant to the Restrictive Covenants Agreement.

Nothing contained in this Agreement, any other agreement with the Company, or any Company policy or practice limits the Executive’s ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) refuse to engage in unlawful activity without being subjected to retaliation; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). The Company will not limit any right the Executive may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(c).

(d) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

9.  Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.  Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

11.  Integration. This Agreement, together with the Equity Documents and the Restrictive Covenants Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including, without limitation, the Prior Agreements.

12.  Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

13.  Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments or benefits pursuant to Section 5 or Section 6 of this Agreement, nor to any vesting pursuant to Section 2(f) of this Agreement, solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

14.  Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.  Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16.  Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.  Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the [Board]17 [CEO]18. Notices, requests, demands and other communications provided for by this Agreement shall also be sufficient if sent by email to the Company email address of the Executive or, in the case of

17 For CEO and COO/President

18 For CFO, CMO, and Chief Legal Officer

Company, the Company email address of the [Chair of the Board]19 [CEO]20, with confirmation of receipt.

18.  Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19.  Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. Notwithstanding anything to the contrary in this Agreement, all severance pay and benefits provided to the Executive pursuant to Section 5 or Section 6 of this Agreement (as applicable) shall be reduced and/or offset by any amounts or benefits paid to the Executive to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise). In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.

20.  Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

21.  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19 For CEO and COO/President

20 For CFO, CMO, and Chief Legal Officer

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

BICARA THERAPEUTICS INC.

By:
Its:

EXECUTIVE

[Executive Name]

Exhibit A

Restrictive Covenants Agreement